EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Semler Scientific, Inc.
San Jose, California
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-198275, No. 333-198891 and No. 333-207779) of Semler Scientific, Inc. of our report dated March 7, 2019 relating to the financial statements of Semler Scientific, Inc., which appears in this Form 10-K.
/s/ BDO USA, LLP
New York, New York
March 7, 2019